                                                                   EXHIBIT 10.19


                          MEMORANDUM OF UNDERSTANDING


        This will confirm the essential terms of our agreement in principle, reached on December 7, 1998, to effectuate settlement of In Re Command Systems Inc. Securities Litigation, File No. 98-CIV-3279(AGS) in the United States District Court for the Southern District of New York (the "Litigation"). This agreement is subject to the execution of a Definitive Settlement Agreement and final judicial approval pursuant to the Federal Rules of Civil Procedure. It is our mutual intention to work expeditiously and in good faith toward consummation of settlement on the terms set forth below.

        The undersigned Defendants will cause a cash payment of $5,750,000 to be paid into a fund (the "Settlement Fund"), in full settlement of all class and individual claims which are or could be asserted in the Litigation against any Defendant. The payments into the Settlement Fund shall be made in the following manner: (1) within five days after the Court signs an order preliminarily approving the Definitive Settlement Agreement and scheduling a final approval hearing, the sum of $50,000 shall be deposited into an interest-bearing escrow account, to be used to the extent necessary to pay reasonable expenses incurred in the preparation, mailing and publication of such notice of settlement as the Court may direct; (2) within five days after judicial approval of the Definitive Settlement Agreement has become final, either through appeal or the expiration of the time therefor, the sum of $5,700,000 shall be placed in escrow, together with interest thereon at the 30-day Treasury Bill rate from the date the District Court enters a order preliminarily approving the Definitive Settlement Agreement. No monies shall be disbursed from the Settlement Fund without Court approval, or, with respect to the initial deposit of $50,000 only, the consent of the defendants. All interest earned on the Settlement Fund shall become a part thereof.

        Upon execution of the Definitive Settlement Agreement, this Memorandum will be superseded thereby and have no further force or effect.

        Defendants' counsel shall cooperate in such discovery, to be mutually agreed-upon, as may be reasonably sought by Plaintiffs' counsel in connection with the settlement. Plaintiffs' counsel and Defendants' counsel will cooperate in the approval process so as to effectuate settlement on the terms stated in this Memorandum.

        In entering into this settlement, all Defendants vigorously deny any wrongdoing or liability to any person or entity whatsoever, and maintain their conduct at all times has been legal and proper. Execution of this Memorandum does not imply that there has been any finding of any violation of law by any person or entity, or that recovery could be had in any amount should the Litigation not be settled.

        If the Definitive Settlement Agreement is not executed, or if final judicial approval thereof is not obtained, all parties shall be returned to their status quo prior to the execution of this Memorandum, except that any sums reasonably expended from the Settlement Fund to pay for notice of the settlement need not be returned. The Definitive Settlement Agreement shall also contain a provision giving Defendants the option of withdrawing from the settlement if members of the class owning more than a specified percentage of Command Systems securities (to be mutually agreed-upon as part of the Definitive Settlement Agreement) exercise their right to opt out of the settlement.


        Among other things, the settlement shall be presented to the Court on behalf of a class (the "Class") defined as all persons who purchased the common stock of Command Systems during the period March 12, 1998 through April 29, 1998, inclusive (the "Class Period"). Excluded from the Class are: the named Defendants; the heirs and the members of the immediate family of any individual Defendant; the subsidiaries, affiliates, officers and directors of Command Systems, Cowen & Company and Volpe Brown Whelan & Company, LLC; and the successors or assigns of any Defendant.


        The Settlement Fund, less deductions approved by the Court for Plaintiffs' counsel's fees and litigation expenses, and settlement administration expenses, shall be distributed pro rata to those members of the Class filing approved claims.


        At the final approval hearing in the District Court, Plaintiffs' counsel will petition the Court for reasonable fees and litigation expenses to be awarded by the Court, all of which shall be paid out of the Settlement Fund.
All settlement administration expenses also shall be paid out of the Settlement Fund, in an amount approved by the Court.


        The final judgment and order shall contain full and complete releases as to all Defendants named in the Litigation, and to all selling shareholders in the Company's March 1998 initial public offering (collectively the "Releasees"), and as to all current and former officers, directors, employees, agents, accountants, underwriters, auditors, investment bankers, attorneys, parents, subsidiaries, affiliates, representatives, heirs, executors, successors and assigns of any Defendant or Releasee, with respect to each and every class and individual claim, known and unknown, which was or could have been asserted against any Defendant in the Litigation or in any other court or forum in connection with, arising out of or in any way related to the acts, facts, transactions, occurrences, representations, omissions or the subject matters alleged or referred to in the Litigation.


        Nothing in this Memorandum is or shall be construed to be an admission by any Defendant or other person of any wrongdoing or liability whatsoever. Neither this Memorandum, nor any term thereof, may be offered or received in evidence in any proceeding or utilized in any manner as an admission or implication of liability or fault on the part of any Defendant or other person.


Dated: 12/7/98        /s/ Richard L. Jacobson
       -------        --------------------------
                      Richard L. Jacobson, Esq.
                      For Defendant Command Systems Inc. and Individual
                      Defendants Edward G. Caputo, Robert B. Dixon, John J.C.
                      Herndon, James M. Oates, Joseph D. Sargent and
                      Stephen L. Willcox


Dated: 12/7/98        /s/ Stuart D. Wechsler
       -------        ---------------------------
                      Stuart D. Wechsler, Esq.
                      Lead Counsel for Plaintiffs and the Class


Dated: 12/7/98        /s/ Lester Levy
       -------        ---------------------------
                      Lester Levy, Esq.
                      On Behalf of Plaintiffs